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EXHIBIT 99.1




                   Contacts:                    Sam Gradess
                                                Chief Financial Officer
                                                Alloy, Inc.
                                                212/244-4307

                                                Investor Relations:
                                                Jeremy Stoehr
                                                PR21, Inc.
                                                212/299-8888


               ALLOY ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN

NEW YORK, APRIL 14, 2003 - Alloy, Inc. (Nasdaq:ALOY), a Generation Y-focused media, marketing services and direct marketing company, today announced its board of directors has adopted a Shareholder Rights Plan under which preferred stock purchase rights will be distributed to shareholders of record on April 28, 2003, at the rate of one Right for each outstanding share of the Company's common stock.

     Matt Diamond, Alloy's Chairman and Chief Executive Officer, stated that "the Board adopted the new Plan to protect against the possibility of future abusive takeover tactics such as partial tender offers and selective open market purchases. The Plan was not adopted in response to any specific effort to acquire control of the company, and the Board is not aware of any such effort. The Plan is intended to assure that shareholders receive fair and equitable treatment in the event of unsolicited attempts to acquire the Company." Mr. Diamond further stressed that "the Plan is not intended to prevent an acquisition of the Company on terms that the Board believes are favorable and fair to all shareholders."

     Generally, the Rights will not be triggered unless a person or group acquires 20% or more of the Company's common stock or announces a tender offer upon consummation of which such person or group would own 20% or more of the
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common stock.     The Rights will expire in ten years unless earlier redeemed or terminated. The Company generally may amend the Plan or redeem the Rights at $0.001 per Right at any time prior to the time a person or group has acquired
20% of the Company's common stock.

     Additional detail regarding the Plan will be outlined in a summary to be mailed to all shareholders following the record date and are contained in the Company's filings with the Securities and Exchange Commission.

ABOUT ALLOY

     Alloy, Inc. is a media, direct marketing and marketing services company targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy's convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month. Through Alloy's 360 Youth media and marketing services unit, marketers can connect with the Generation Y audience through a host of advertising and marketing programs incorporating Alloy's media and marketing assets such as direct mail catalogs, magazines, college and high school newspapers, Web sites, school-based media boards, college guides, and sponsored on- and off-campus events. Alloy generates revenue from its broad reach in the Generation Y community by providing marketers advertising and marketing services through 360 Youth and by selling apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, Web sites and magazines. For further information regarding Alloy, please visit our Web site (www.alloy.com) and click on "Investor Info". Information on 360 Youth's marketing services can be found at www.360youth.com.

This announcement may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and

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beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "project" and "intend" and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues, generate high margin sponsorship and multiple revenue streams, increase visitors to our Web sites (www.alloy.com, www.ccs.com, and www.danscomp.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts, develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the "Risk Factors That May Affect Future Results" sections included in our annual report on Form 10-K for the year ended January 31, 2002 and in our quarterly report on Form 10-Q for the period ended October 31, 2002, both of which are on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results or to changes in management's expectations, except as may be required by law.


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